AMENDMENT NO. 2
TO THE
SIXTH AMENDED AND RESTATED MANAGEMENT AGREEMENT

This Amendment No. 2 (the "Amendment") to the Sixth Amended and Restated Management Agreement effective as of June 3, 2016, (as previously amended or modified, the "Management Agreement"), among Preferred Apartment Communities, Inc., a Maryland corporation (the "Company"), Preferred Apartment Communities Operating Partnership, L.P., a Delaware limited partnership ("PACOP"), and Preferred Apartment Advisors, LLC, a Delaware limited liability company (the "Manager"), is entered into as of August 31, 2017 ("Execution Date") effective as of July 1, 2017 (the "Effective Date"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Management Agreement.

WHEREAS, PACOP is governed by that certain Sixth Amended and Restated Agreement of Limited Partnership effective as of June 3, 2016 (as amended or modified, the "Partnership Agreement"); and

WHEREAS, upon the terms set forth in this Amendment, the Manager has agreed to amend certain terms related to certain fees payable to the Manager by the Company and PACOP.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, PACOP and the Manager agree to amend the Management Agreement as follows:

1.	Fee Modifications. Section 7 of the Management Agreement is hereby amended to:

a.	Delete in its entirety Section 7(k) and replace it with the following:

(k) Loan Coordination Fee. The Company will pay the Manager or its assignees a Loan Coordination Fee equal to 0.6% of: (1) the initial amount of any debt financed or refinanced, or outstanding debt assumed secured directly by any type of Real Estate Asset owned, directly or indirectly; (2) the additional amount of any supplemental financing secured directly by any type of Real Estate Asset owned, directly or indirectly; or (3) the Company’s allocable portion of the fees in items 7(k)(1) – (2) related to any type of Real Estate Asset owned through a Joint Venture, based on the purchase price or other valuation of the Joint Venture and the Company's ownership percentage (defined as the percentage of the equity investment by all Company Entities in the Joint Venture compared to the total of all equity investments in the Joint Venture). The Company shall pay to the Manager or its permitted assignees the Loan Coordination Fee promptly upon the closing of the financing or refinancing.

b.	Add the following Section 7(m):

(m)    Acquisition Fee. The Company shall pay an Acquisition Fee to the Manager or its assignees as compensation for services rendered in connection with the investigation, selection and acquisition (by purchase, investment or exchange) of Investments. The total Acquisition Fee payable to the Manager or its assignees shall equal 1.0% of the purchase price of Real Estate Assets, along with reimbursement of Acquisition Expenses actually incurred by the Manager or any of its Affiliates; provided, however, that no Acquisition Fee will be payable until the Closing Date, although such fees may accrue before the Closing Date. The purchase price of Real Estate Assets shall equal the amount paid or allocated to the acquisition (by purchase, investment or exchange) of the Real Estate Assets exclusive of expenses related thereto, and exclusive of Acquisition Fees. The purchase price allocable for an Investment held through a Joint Venture shall equal the product of (i) the purchase price of, or the amount advanced for, the Investment, as applicable, determined as stated above, and (ii) the direct or indirect ownership percentage in the Joint Venture held directly or indirectly by any Company Entity. For purposes of this paragraph, “ownership percentage” shall be the percentage of capital stock, membership interests, partnership interests or other equity interests held by any Company Entity, without regard to classification of such equity interests. The Company shall pay to the Manager or its assignees the Acquisition Fee promptly upon the closing of the Investment, subject to the proviso set forth above.

2.	Definitions. Section 1(a) of the Management Agreement is amended as follows:

a.	the definition of "Acquisition Expenses" is deleted and replaced with the following:
“Acquisition Expenses” means any and all expenses, exclusive of Acquisition Fees, Loan Origination Fees and Loan Coordination Fees, incurred by the Company, the Manager or any of their respective Affiliates in connection with the selection, evaluation, acquisition, origination, making or development of any Investment, whether or not acquired, including legal fees and expenses, travel and communications expenses, property inspection expenses, third party brokerage or finder’s fees, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums and expenses, survey expenses, closing costs and the costs of performing due diligence.

b.	the following definition(s) are added in alphabetical order:

"Acquisition Fee" has the meaning set forth in Section 7(m).

3.	Ratification; Effect on Management Agreement.

a.	Ratification. The Management Agreement, as amended hereby, shall remain in full force and effect and is hereby ratified and confirmed in all respects.

b.
Effect on the Management Agreement. On and after the date hereof, each reference in the Management Agreement to "this Agreement," "herein," "hereof," "hereunder," or words of similar import shall mean and be a reference to the Management Agreement as amended hereby.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment as of the Execution Date, effective as of the Effective Date.
PREFERRED APARTMENT COMMUNITIES, INC.

By:	/s/ John A. Williams Name: John A. Williams Title: Chief Executive Officer
PREFERRED APARTMENT COMMUNITIES OPERATING PARTNERSHIP, L.P.

By:	Preferred Apartment Communities, Inc. its General Partner

By:	/s/ John A. Williams Name: John A. Williams Title: Chief Executive Officer
PREFERRED APARTMENT ADVISORS, LLC

By:	NELL Partners, Inc., its Managing Member

By:	/s/ John A. Williams Name: John A. Williams Title: Chief Executive Officer

[Signature Page to Amendment No. 2 to Sixth Amended and Restated Management Agreement]